Exhibit 5(a)


INVESTMENT ADVISORY AGREEMENT

WILSHIRE TARGET FUNDS, INC.
Providence, Rhode Island


						July 11, 1996


Wilshire Associates Incorporated
1299 Ocean Avenue
Santa Monica, California 90401-1085

Ladies and Gentlemen:

	Wilshire Target Funds, Inc., a Maryland corporation (the "Fund") consisting of the series set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Series"), herewith confirms its agreement with Wilshire Associates Incorporated ("Wilshire") as follows:

	The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Articles of Incorporation and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to the Wilshire, and in such manner and to such extent as from time to time may be approved by the Fund's Board of Directors. The Fund currently employs Wilshire (the "Adviser") to act as its investment adviser pursuant to an investment advisory agreement, dated August 12, 1992, as revised September 17, 1992, and desires to continue the employment of the Adviser as its investment adviser pursuant to this Agreement. The Fund also employs First Data Investor Services Group, Inc. (the "Administrator") as its administrator pursuant to a separate agreement of even date herewith.

	In this connection it is understood that from time to time the Adviser may employ or associate with itself such other person or persons as the Adviser may believe to be particularly fitted to perform, or to assist it in the performance of, some or all of its responsibilities under this Agreement. Such person or persons may be persons who are employed by the Adviser, the Administrator and/or the Fund as officers or employees or to furnish other services to or for the Fund. The compensation of such person or persons shall be paid by the Adviser and no obligation may be incurred on the Fund's behalf in any such respect.

	Subject to the supervision and approval of the Fund's Board of Directors, the Adviser will provide investment management of each Series' portfolio in accordance with such Series' investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, the Adviser will supervise such Series' investments and, if appropriate, the sale and reinvestment of the Series' assets. The Adviser will furnish to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting any Series' portfolio and shall expect the Adviser, on its own initiative, to furnish to the Fund from time to time such information as the Adviser may believe appropriate for this purpose.

	In addition, the Adviser will supply office facilities (which may be in the Adviser's own offices), data processing services, clerical, internal executive services, and stationery and office supplies; make available information necessary to prepare reports to each Series' stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and generally assist in all aspects of the Fund's operations.

	The Adviser shall exercise its best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to the Adviser's undertaking the same that the Adviser shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by any Series, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to a Series or to its securityholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

	In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser a fee calculated daily and paid monthly at the annual rate set forth opposite each Series' name on Exhibit A hereto based on the value of such Series' average daily net assets. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

	For the purpose of determining fees payable to the Adviser, the value of each Series' net assets shall be computed in the manner specified in the Fund's Articles of Incorporation for the computation of the value of each Series' net assets.

	However, for the three month period June 1, 1996 through August 31, 1996 and the fiscal year September 1, 1996 through August 31, 1997, if the aggregate operating expenses of any Series (exclusive of interest, taxes, brokerage, 12b-1fees and extraordinary expenses) for such period exceed the annual rate specified in the following table for such class, the investment advisory fee otherwise payable for that period by the Series under this Agreement will be reduced by the amount of the excess, but not below an annual fee rate of .10 of 1% of such Series' average daily net assets.

Series					   Annual Rate (%)
Large company Growth Portfolio		.80
Large company Value Portfolio		.77
Small company Growth Portfolio		.91
Small company Value Portfolio		.66

	The Adviser will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by the Adviser. The expenses to be borne by the Fund include, without limitation, the following:
distribution expense, transfer agency expense, dividend disbursing and shareholder services agency expense, organizational costs, taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of Wilshire or any of its affiliates, Securities and Exchange Commission fees and state Blue Sky qualification fees, investment advisory and administration fees, charges of custodians, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining corporate existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and corporate meetings, and any extraordinary expenses.

	As to each Series, if in any fiscal year the aggregate annual expenses of the Series (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage, 12b-1 plan fees and extraordinary expenses) exceed the expense limitation of any state in which shares of the Series are qualified for offer and sale, the Fund may deduct the amount of the excess from the fees to be paid hereunder, to the extent required by state law and to the extent that such excess has not been born by the Administrator or any other person furnishing services to the Fund. The Adviser's obligation pursuant hereto is limited to the amount of its fees hereunder. Such deduction, if any, will be estimated daily, and reconciled and deducted on a monthly basis.

	The Fund understands that the Adviser now acts, or may in the future act, as investment adviser to various investment companies and fiduciary or other managed accounts, and the Fund has no objection to the Adviser's so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by the Adviser which have available funds for investment, the available securities will be allocated in a manner believed by the Adviser to be in keeping with its fiduciary or contractual duties to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

	In addition, it is understood that the persons employed by the Adviser to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or the right of any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

	Any person, even though also an officer, director, partner, employee or agent of the Adviser, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or one under control or direction of the Adviser even though paid by the Adviser.

	The Fund recognizes that from time to time directors, officers and employees of the Adviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Wilshire" as part of their name, and that the Adviser or its affiliates may enter into investment advisory or other agreements with such other entities. If the Adviser ceases to act as the Fund's investment adviser, the Fund agrees to take all necessary action to change the name of the Fund as soon as practicable, and in no event longer than nine months, after receipt of a request from the Adviser to do so, to a name not including "Wilshire" in any form or combination of words.

	As to each Series, this Agreement shall continue in effect until the date set forth opposite such Series' name on Exhibit A hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite such Series' name on Exhibit A hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board of Directors or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by the Adviser. This
Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

	If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

		Very truly yours,

		WILSHIRE TARGET FUNDS, INC.


		THOMAS D. STEVENS
		Thomas D. Stevens		President

Accepted:

WILSHIRE ASSOCIATES INCORPORATED


By:THOMAS D. STEVENS


EXHIBIT A


Name of Series

Annual Fees as 	Reapproval Date	Reapproval Day
a Percentage
of Average Daily
Net Assets

Large Company Growth Portfolio
 .25 of 1%	May 31, 1998		May 31

Large Company Value Portfolio
 .25 of 1%	May 31, 1998		May 31

Small Company Growth Portfolio
 .25 of 1%	May 31, 1998		May 31

Small Company Value Portfolio
 .25 of 1%	May 31, 1998		May 31


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